                        CONSENT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Sykes Enterprises, Incorporated

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Sykes Enterprises, Incorporated of our report dated February 15, 2001, included in the 2000 Annual Report to Shareholders of Sykes Enterprises, Incorporated.

     Our audits also included the financial statement schedule of Sykes Enterprises, Incorporated listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-23681) pertaining to the Sykes Enterprises, Incorporated 1996 Employee Stock Option Plan, 1996 Non-Employee Director Stock Option Plan and 1996 Non-Employee Directors' Fee Plan, in the Registration Statement (Form S-8 No. 333-76629) pertaining to the Sykes Enterprises, Incorporated 1997 Management Incentive Stock Option Plan and in the Registration Statement (Form S-8 No. 333-88359) pertaining to the Sykes Enterprises, Incorporated 1999 Employee Stock Purchase Plan of our report dated February 15, 2001, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Sykes Enterprises, Incorporated.

                                          /s/ Ernst & Young LLP
Tampa, Florida
March 23, 2001